[LOGO]

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901

                            NOTICE OF ANNUAL MEETING

To the Shareholders of

         THE DRESS BARN, INC.

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF THE DRESS BARN, INC. (the "Company") will be held at the Company's principal executive offices at 30 Dunnigan Drive, Suffern, New York, on Wednesday, November 19, 2003 at 2:00 P.M. for the following purposes:

     1. To elect two Directors; and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.


     Only shareholders of record at the close of business on October 15, 2003 will be entitled to notice of and to vote at said meeting.

     By Order of the Board of Directors.





                                                           ELLIOT S. JAFFE
                                                           Chairman of the Board


October 21, 2003

================================================================================
NOTE: Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please complete, sign and send in your proxy promptly in the enclosed envelope so your vote can be recorded. We enclose in this mailing the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended July 26, 2003.
================================================================================

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901


                                 PROXY STATEMENT


     This Proxy Statement is furnished to the shareholders of The Dress Barn, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on November 19, 2003, and any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are first being mailed to shareholders on or about October 21, 2003.


     The Company had outstanding 29,245,284 shares of common stock on the record date of October 15, 2003. Each share of common stock of the Company outstanding on the record date is entitled to one vote at the Annual Meeting and any adjournments thereof. Voting is not cumulative. The Company is required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. Abstentions and broker "non-votes" are counted for purposes of determining a quorum. An abstention is a properly signed proxy card, which is marked "abstain". A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     The cost of this Proxy Statement and of solicitation of proxies will be borne by the Company. The shareholder may revoke any proxy at any time prior to its exercise (such as by attending the meeting and voting in person or by sending a letter of revocation to the Secretary of the Company).


                              ELECTION OF DIRECTORS



     The Certificate of Incorporation of the Company provides for a classified Board of Directors divided into three classes, each with a staggered three-year term of office and each class of Directors as nearly equal in the number of Directors as possible. The current number of Directors is eight. At the 2003 Annual Meeting of Shareholders two Directors are to be elected for three-year terms expiring at the 2006 Annual Meeting of Shareholders. The Board has nominated David R. Jaffe and John Usdan, current members of the Board of Directors whose terms of office expire at the 2003 Annual Meeting. Donald Jonas, whose term of office as a director also expires at the 2003 Annual Meeting, is retiring from the Board. The number of directors constituting the entire Board of Directors has been reduced to seven effective with the 2003 Annual Meeting. Certain information with respect to the nominees and the continuing directors is set forth on the following page.


     Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the two nominees with the most votes for election will be elected. We will count only votes cast for a nominee, except that your proxy will be voted FOR the two nominees described in this Proxy Statement unless you instruct us to the contrary in your proxy.


     The Board of Directors recommends that the shareholders vote FOR the election of both nominees for Director.

Nominees for Election as Director For Three-Year Terms Expiring in 2006

         Name of Nominee and Age                                Director Since
         ------------------------                               --------------
         David R. Jaffe, 44..........................................  2001
         John Usdan, 45..............................................  2002

     DAVID R. JAFFE became President and Chief Executive Officer in 2002. Previously he had been Vice Chairman and Chief Operating Officer and a member of the Board of Directors since 2001. Mr. Jaffe joined the Company in 1992 as Vice President Business Development and became Senior Vice President in 1995, Executive Vice President in 1996 and Vice Chairman in 2001. He is the son of Elliot S. and Roslyn S. Jaffe.

     JOHN  USDAN  has,  since  1981,   been  President  of  Midwood   Management
Corporation, a company specializing in real estate ownership, development and management. Mr. Usdan serves as Director of Merchants National Properties.

Directors With Terms Expiring in 2004

         Name of Director and Age                               Director Since
         ------------------------                               ---------------
         Elliot S. Jaffe, 77...........................................1966
         Burt Steinberg, 58............................................1983

     ELLIOT S. JAFFE, Chairman of the Board and Co-Founder of the Company, was Chief Executive Officer since the founding of the Company in 1962 until February 2002. Mr. Jaffe serves as a Director of The Zweig Fund, Inc., The Zweig Total Return Fund, Inc. and the Solomon Smith Barney Family of Funds.

     BURT STEINBERG, Executive Director, was Chief Operating Officer of the Company from 1989 until 2001, first as President and then as Vice Chairman since 2001. Mr. Steinberg was in charge of the Company's merchandising activities from 1982 until 2001. He is also a Director of Provident Bancorp, Inc.

Directors With Terms Expiring in 2005

         Name of Director and Age                               Director Since
         ------------------------                               --------------
         Edward D. Solomon, 72........................................ 1990
         Klaus Eppler, 73............................................. 1993
         Roslyn S. Jaffe, 74.......................................... 1966

     EDWARD D. SOLOMON is President of Edward D. Solomon & Co., which provides consulting services primarily to the retailing industry. Until 1993 he was Chief Executive Officer of Shoe-Town, Inc. He is also a Director of Woodworkers Warehouse, Inc.

     KLAUS EPPLER is a pensioned partner in the law firm of Proskauer Rose LLP, General Counsel for the Company. He was an equity partner of Proskauer Rose LLP from 1965 to 2001. Mr. Eppler is also a Director of Bed Bath & Beyond Inc.

     ROSLYN S. JAFFE has been the Company's Secretary since she co-founded the Company in 1962 and Treasurer since 1983. Roslyn S. Jaffe is the spouse of Elliot S. Jaffe, and they are the parents of David R. Jaffe and Elise Jaffe, executive officers of the Company.

Committees and Meetings of the Board of Directors

     The Company has a standing Audit and a standing Compensation and Stock Option Committee of the Board of Directors. The Board of Directors held six meetings, the Audit Committee held seven meetings and the Compensation and Stock Option Committee held two meetings during the year ended July 26, 2003 ("fiscal 2003"). In addition, various actions were taken by the Board of Directors and these Committees without a meeting. The Board of Directors has no standing nominating committee.

     Donald Jonas (Chair) and Edward D. Solomon are the current members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee reviews and determines the Company's policies and programs with respect to compensation of executive officers and administers the Company's stock option plans.

     The Audit Committee consists of Edward D. Solomon (Chair), Klaus Eppler and John Usdan. The function of this Committee has been to assist the Board of Directors in fulfilling its oversight responsibilities of reviewing the
Company's financial reports and information and its auditing, accounting and financial reporting processes. In addition, the functions of this Committee include, among other things, direct responsibility for the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results, discussing with the auditors and management the audited financial statements and the Company's internal accounting controls and approving any non-audit services provided by the auditors.



Compensation of Directors

     In fiscal 2003, the Company paid its Directors who were not also officers of the Company an annual Director's fee of $15,000 plus $1,000 per regular meeting attended and $1,500 for attendance at special meetings held during fiscal 2003. Members of the Audit committee and the Compensation Committee each receive an additional $4,000 and $2,000, respectively. Chairs of the Audit Committee and the Compensation Committee each receive an additional $1,000. Outside directors are also generally granted 10,000 share non-qualified stock options, with annual vesting of 3,333 shares over a three-year period from the date of the option grant. Directors who are officers of the Company do not receive additional compensation for their services as Directors.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of a class of the Company's equity securities registered under the Exchange Act (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with these reports.

     Based upon the Company's review of the copies of reports received by it and upon written representations received from the Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons during fiscal 2003 have been made on a timely basis.



Compensation Committee Interlocks and Insider Participation

     No person who was a member of the Compensation and Stock Option Committee during fiscal 2003 was a present or former officer or employee of the Company. No executive officer of the Company served during fiscal 2003 as a director or member of a compensation committee of any entity one of whose executive officers served on the Board of Directors or Compensation and Stock Option Committee of the Company.

                             AUDIT COMMITTEE REPORT


     The Audit Committee currently consists of the three directors listed below. The Board of Directors has determined that the membership of the Audit Committee meets the independence and experience requirements as defined under the NASDAQ's current listing standards. The Board of Directors has determined that Edward D. Solomon is an audit committee financial expert. The Committee has adopted a written Audit Committee Charter.

     The Audit Committee discussed the auditors' reviews of quarterly financial information with the auditors `prior to the release of that information and the filing of the Company's quarterly reports with the Securities and Exchange Commission. The Audit Committee also has met and held discussions with management and the independent auditors with respect to the audited year-end financial statements. Further, the Committee discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors the auditors' independence. The Committee reviewed and approved the non-audit services provided by the auditors. Based on these discussions and the written disclosures received from the auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended July 26, 2003.

     This report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the Securities and Exchange Commission.


AUDIT COMMITTEE

Edward D. Solomon
Klaus Eppler
John Usdan


                       INFORMATION REGARDING THE AUDITORS

     It is anticipated that Deloitte & Touche LLP will act as auditors with respect to the financial statements of the Company for the current fiscal year. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, will be given the opportunity to address the meeting, and will be available to respond to questions.

Audit Fees - The aggregate fees billed or to be billed for professional services for the audit of the Company's financial statements, including the reviews of the quarterly financial statements during the year and other services normally provided in connection with statutory and regulatory filings or engagements, were approximately $335,000 for fiscal 2003.

Financial Systems Design and Implementation Fees - No fees were billed for professional services rendered by Deloitte & Touche LLP for financial systems design and implementation services for fiscal 2003.

All Other Fees - The aggregate fees for professional services rendered by Deloitte & Touche LLP other than the services referred to above were approximately $395,000 for fiscal 2003, consisting primarily of tax compliance and planning services, due diligence services and benefit plan audits. The Audit Committee has considered whether the provision of the services other than the audit and quarterly review services is compatible with maintaining Deloitte & Touche LLP's independence.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth information regarding ownership of the common stock of the Company as of October 15, 2003 for any person who is known to be the beneficial owner of more than 5% of the Company's common stock, by each of the Company's Directors and executive officers named in the Summary Compensation
Table and by all Directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


                                                                                Number of
                                                                                Shares of
                                                                              Common Stock
                                                                              Beneficially           Percentage
Name and Address of Beneficial Owner:                                            Owned                of Class

Directors and Executive Officers (1):
Elliot S. Jaffe (2)..........................................................    7,747,332               25.9%
David R. Jaffe (3)...........................................................      268,007                 *
Roslyn S. Jaffe (4)..........................................................      117,628                 *
Burt Steinberg (5)...........................................................       80,795                 *
Elise Jaffe (6)..............................................................       48,603                 *
Keith Fulsher (7)............................................................       40,226                 *
Armand Correia (8)...........................................................       36,000                 *
Eric Hawn (9)................................................................       26,113                 *
Klaus Eppler (10)............................................................       16,574                 *
Edward D. Solomon (11).......................................................       13,334                 *
Donald Jonas (12)............................................................       13,534                 *
John Usdan (13)..............................................................        2,111                 *
All Directors and Executive Officers as a group
 (consisting of 13 persons) (14).............................................    8,434,701               28.2%

* Represents less than 1% of class

Other Beneficial Owners:
Snyder Capital Management, L.P. (15).........................................    2,553,600                8.6%
   350 California Street, Suite 1460
   San Francisco, CA 94104-1436

Vanguard Horizon Funds/......................................................    2,100,000                7.0%
   Vanguard Capital Opportunity Fund (15)
   100 Vanguard Blvd.
   Malvern, PA 19355

PRIMECAP Management Company (15).............................................    2,100,000                7.0%
   225 Lake Avenue #400
   Pasadena, CA 91101

Dalton, Greiner, Hartman, Maher & Co (15)....................................    1,925,801                6.4%
   565 Fifth Avenue, Suite 2101
   New York, NY 10017




Stadium Capital Management, LLC (15).........................................    1,602,700                5.4%
  19785 Village Office Court
   Bend, OR 97702

Dimensional Fund Advisors, Inc. (15).........................................    1,535,924                5.1%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

(1) The business address for all Directors and Executive Officers is c/o The Dress Barn Inc., 30 Dunnigan Drive, Suffern, New York 10901

(2) Consists of 346,672 shares (1.2%) owned directly by Elliot S. Jaffe, 7,310,660 shares (24.5%) owned by Elliot S. Jaffe as trustee of a family trust (the "Trust") and 90,000 shares covered by options exercisable within 60 days of October 15, 2003. Elliot S. Jaffe has voting and investment power with respect to the shares owned by the Trust and under the rules of the SEC is deemed to be the beneficial owner of such shares.

(3) Consists of shares 13,207 shares owned directly by David R. Jaffe and 254,800 shares covered by options exercisable within 60 days of October 15, 2003. See also Footnote (2) above.

(4) Consists of shares owned directly by Roslyn S. Jaffe. See also Footnote (2) above.

(5) Consists of 795 shares owned directly by Mr. Steinberg and 80,000 shares covered by options exercisable within 60 days of October 15, 2003.

(6) Consists of 6,603 shares owned directly by Elise Jaffe and 42,000 shares covered by options exercisable within 60 days of October 15, 2003. See also Footnote (2) above.

(7) Consists of 1,426 shares owned directly by Mr. Fulsher and 38,800 shares covered by options exercisable within 60 days of October 15, 2003.

(8) Consists of 100 shares owned directly by Mr. Correia and 35,900 shares covered by options exercisable within 60 days of October 15, 2003.

(9) Consists of 2,113 shares owned directly by Mr. Hawn and 24,000 shares covered by options exercisable within 60 days of October 15, 2003.

(10) Consists of 3,240 shares owned directly by Mr. Eppler and 13,334 shares covered by options exercisable within 60 days of October 15, 2003.

(11) Consists of 200 shares owned directly by Mr. Solomon and 13,134 shares covered by options exercisable within 60 days of October 15, 2003.

(12) Consists of 200 shares owned directly by Mr. Jonas and 13,334 shares covered by options exercisable within 60 days of October 15, 2003.

(13) Consists of 1,000 shares owned directly by Mr. Usdan and 1,111 shares covered by options exercisable within 60 days of October 15, 2003.

(14) Includes shares owned by the Trust as well as 620,857 shares covered by options held by Directors and executive officers exercisable within 60 days of October 15, 2003.

(15) Based  solely on  information  set forth in the  latest  Schedule  13G's or
     Schedule 13G/A's filed with the Securities and Exchange Commission.

                             EXECUTIVE COMPENSATION

Summary Compensation Table


     The  following   table  sets  forth  certain   information   regarding  the
compensation for each of the three fiscal years earned by the five  highest-paid executive  officers of the Company as of July 26, 2003 whose total annual salary and bonus from the Company for the year then ended exceeded $100,000.




                                                                                                     Long-Term
                                                                     `                          Compensation Awards
        Annual Compensation           Fiscal                                             Stock Options       All Other
    Name and Principal Position        Year         Salary ($)   Bonus ($)   Other ($)         (#)       Compensation ($)
    ---------------------------        ----         ----------   ---------   ---------      -------      ----------------
                                                     (1)            (2)                                         (3)
David R. Jaffe                           2003     $650,000(4)      $  -----       -----      150,000          16,490(4)(5)
   President and                         2002      525,961(4)       220,833       -----      150,000          49,785(4)(5)
     Chief Executive Officer             2001      300,000           31,710       -----        -----          49,654(4)(5)


Elliot S. Jaffe                          2003      600,000(6)         -----       -----      150,000          16,154(5)(6)
  Co-Founder and                         2002      675,000(6)       270,000       -----        -----          16,154(5)(6)
     Chairman of the Board               2001      700,000          119,980       -----        -----          16,491(5)(6)


Keith Fulsher                            2003      291,346            -----       -----        -----          9,126
   Senior Vice President and             2002      219,645           61,388       -----       80,000         19,636
General Merchandise Manager


Armand Correia                           2003      246,538            -----       -----       60,000          9,753
   Senior Vice President and             2002      230,000           69,000       -----        -----         60,773
    Chief Financial Officer              2001      230,000           33,511       -----        -----         60,761


Eric Hawn                                2003      237,577            -----       -----       40,000          9,584
   Senior Vice President                 2002      226,000           42,612       -----        -----         44,211
     Store Operations                    2001      226,000           10,000       -----        -----         44,406



(1) Includes all payments of salary and salary deferred through the Company's Executive Retirement Plan.

(2) Includes bonuses payable under the Company's Management Incentive Plan for the fiscal year.

(3) Amounts consist of the Company's contribution under the Company's Executive Retirement Plan and 401(k) plan and associated insurance. Also included are amounts related to additional life insurance provided to all of the executive officers except Elliot S. Jaffe as part of the Company's "split-dollar" insurance program for executives and officers. In view of the provisions of the Sarbanes-Oxley Act of 2002 prohibiting personal loans to certain executives, the Company made no premium payments in fiscal 2003 under any of the split dollar insurance agreements.

(4) David R. Jaffe is employed by the Company pursuant to a three-year agreement expiring July 2005, which contains automatic one-year renewal provisions. The agreement provides for an annual salary of $650,000 per year or such higher salary as the Compensation Committee may from time to time set. The agreement entitles Mr. Jaffe to participate in all of the Company's pension, insurance, bonus, incentive and other benefit plans, including the Company's Management Incentive Plan and its stock option plans. It also provides for certain perquisites, including the use of a Company automobile, the non-exclusive use of the Company's apartment in New York City and tax preparation services. The agreement also provides for payments of an amount equal to two year's salary following termination of employment by reason of death, disability, change in control of the Company or material demotion. It contains non-competition restrictions effective during the employment term and for one year thereafter. Other Compensation includes paid life insurance premiums of $22,581 in fiscal 2002 and $22,449 in fiscal 2001 pursuant to an additional "split dollar" agreement. The Company made no premium payments under this agreement during fiscal 2003.

(5) Does not include the cost of maintaining the Company's apartment in New York City, which aggregated $87,040 in fiscal 2003, $88,490 in fiscal 2002 and $71,800 in fiscal 2001.

(6) Elliot S. Jaffe is employed by the Company pursuant to an agreement expiring July 2005 that contains two successive automatic one-year renewal provisions. The agreement provides for a reduction in Mr. Jaffe's salary to $600,000 per year while he continues as an Executive Chairman of the Board with active involvement in senior management. Mr. Jaffe may elect to terminate his active involvement in senior management after July 2004. Following termination of Mr. Jaffe's active involvement in senior management, his salary (in the nature of a pension payment) will be reduced to $300,000 (subject to cost of living increases). While in the non-executive capacity, Mr. Jaffe is obligated to provide limited advisory and consultative services and remains subject to non-competition restrictions. The agreement provides that he will have the customary duties and responsibilities of a non-executive Chairman of the Board with a right in the Company to change his title to Chairman Emeritus or the like. The Board of Directors of the Company also has the right in its discretion to increase Mr. Jaffe's salary. The agreement entitles Mr. Jaffe, while he continues as Executive Chairman of the Board, to participate in all of the Company's pension, insurance, bonus, incentive and other benefit plans and also provides for certain perquisites, including the use of a Company automobile and driver, the use of the Company's apartment in New York City and tax preparation services. During the period of employment in a non-executive capacity, he is entitled to participate in all insurance plans and programs (and, in any event, to health insurance coverage), tax preparation services and office and secretarial and administrative assistance. The agreement provides for payments of one year's salary following termination of employment by reason of death and two year's salary upon a termination following a change in control of the Company.


Compensation Committee's Report on Executive Compensation

     In setting compensation levels for executive officers, the Compensation and Stock Option Committee of the Board of Directors (the "Committee") continues to be guided by the following considerations:

- compensation levels should be competitive with compensation generally being paid to executives in other profitable specialty retail companies of a similar size;

- each individual executive officer's compensation should, to the extent possible, reflect the performance of the Company as a whole, the performance of the officer's business unit, and the performance of the individual executive;

- a significant portion of the executive officer's compensation should be awarded in the form of stock options to closely link shareholder and executive interests; and

- executive compensation should reflect the Company's entrepreneurial and cost-conscious orientation.

     Under the Company's Management Incentive Plan ("the Plan"), executives of the Company, from the level of Department Directors up through and including the Chairman of the Board and the President, are entitled to bonuses up to prescribed percentages of their base salaries. The bonuses are based on a formula, which involves achievement of specific goals relating to the financial performance of the Company, the executive's division, and the individual performance of the executive. The Committee reviewed the results under the Plan for fiscal 2003, including those relating to David R. Jaffe as Chief Executive Officer. The Committee determined that no payments under the Plan should be made and no bonuses should be awarded to any of the executive officers named in the Summary Compensation Table for fiscal 2003. The Committee also approved the goals for fiscal 2004.


                                    The Compensation and Stock Option Committee



                                     Mr. Donald Jonas
                                     Mr. Edward D. Solomon

Performance Graph

     The following graph illustrates, for the period from July 26, 1998 (the Base Year) through July 26, 2003, the cumulative total shareholder return of $100 invested in 1) The Company's common stock, 2) The S&P Composite-500 Stock Index, 3) The S&P Specialty Apparel Retailers Index and 4) an index of four peer companies selected by the Company, assuming that all dividends were reinvested. The Company has chosen to use this peer group index in its performance graph because management believes the peer group index is a better reflection of the Company's competitors in the marketplace. The peer group consists of all other publicly traded women's specialty apparel chains known to the Company with which it competes directly: Cato, Charming Shoppes, Deb Shops and United Retail Group.

     The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's common stock.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
             For the period from July 26, 1998 through July 26, 2003


Cumulative Total Return
                               7/98    7/99     7/00     7/01     7/02     7/03
The Dress Barn Inc           $100.00  $106.90  $ 73.28  $ 95.40  $105.52 $128.74
S&P 500                      $100.00  $119.28  $143.38  $156.25  $133.86 $102.23
S&P Specialty Apparel Index  $100.00  $140.95  $238.58  $179.72  $165.80 $117.42
Peer Group                   $100.00  $124.26  $164.78  $123.90  $171.02 $203.27

Option Grants in the Last Fiscal Year

                                                  % of Total
                                                   Options
                                 Number of        Granted To                                            Grant Date
                                  Options         Employees      Exercise Price      Expiration          Present
            Name                Granted (#)       in Fiscal         ($/share)           Date            Value (2)
                                                   Year(1)
------------------------------ --------------- ----------------- ---------------- ----------------- -------------------

David R. Jaffe                      150,000           16.5%             $13.51         12/9/2012          $874,500
Elliot S. Jaffe                     150,000           16.5%             $13.51         12/9/2012           874,500
Armand Correia                       60,000            6.6%             $13.51         12/9/2012           349,800
Eric Hawn                            40,000            4.4%             $13.51         12/9/2012           233,200




(1)..The above options were granted at the market price on the date of grant, for a term of ten years, vesting 20% per year over a five-year period. (2) The grant date present value is an estimate only, arrived at using the Black-Scholes option-pricing model, with the following weighted average assumptions as of the grant date of the options: risk-free interest rate of 3.21%, expected life of option of 5.0 years, expected dividend yield of 0% and expected stock volatility of approximately 44.52%. For an estimate of the impact of all stock option grants on the Company's financial results using the Black-Scholes valuation method, see note 9 to the Consolidated Financial Statements in the Company's Annual Report to Stockholders for fiscal 2003.


Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
                              Shares
                             Acquired                      Number of Unexercised           Value of Unexercised
                                on             Value              Options                      In the Money
                             Exercise        Realized        at July 26, 2003                   Options(1)
                                                       ----------------------------     --------------------------
    Name                       (#)             ($)        Exercisable  Unexercisable      Exercisable   Unexercisable
------------               ----------      -----------    -----------  -------------      -----------   -------------

David R. Jaffe                   100,000      $1,181,528       174,800          370,000      $1,285,162          $590,900
Elliot S. Jaffe                   60,000         431,448           ---          270,000             ---           709,080
Keith Fulsher                     10,800          61,826        16,000           80,400          49,360           248,882
Armand Correia                    24,000         148,342           ---          108,000             ---           283,632
Eric Hawn                         16,000         127,504           ---           72,000             ---           189,088

(1) Represents the difference between the closing market price of the Company's common stock at July 26, 2003 ($12.94 per share) and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.

            INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS


     The Company leases two of its store locations from Elliot S. Jaffe, Chairman of the Board, or members of his family or related trusts ("affiliated landlords"). The following table describes the terms of these leases:



                                                                                                         Minimum
                                                                                                          Annual
                                                                                                        Rent Per
            Store                                                        Renewal         Square           Square
          Location                       Expiration                      Options          Feet             Foot
          --------                       ----------                      --------        ------           ------
Norwalk, CT DB/DBW                   April 30, 2011         Until April 30, 2031         12,700           $11.22
Danbury, CT                            June 30,2005              Until June 2015          8,000           $13.00


     Such store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for such stores is approximately eight percent. The Company believes that the leases with such affiliated parties are on terms that are comparable to terms the Company could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 2003, the Company paid a total of approximately $308,780 in rent to affiliated landlords.

     The Company has "split dollar" insurance arrangements with a trust established by David R. Jaffe and his wife and with trusts established by Burt Steinberg, Executive Director and former Chief Operating Officer. Under these agreements the Company previously contracted to advance a portion of the premiums under certain life insurance policies. In view of the enactment of the Sarbanes-Oxley Act of 2002, The Company has suspended making premium payments under these "split-dollar" arrangements. The Company has not yet determined how its obligations under these policies are to be terminated and how the advances are to be repaid. The insurance policy on the joint lives of David R. Jaffe and his wife has a face value of $5 million and has a current cash surrender value of $158,000. The Company's portion of the premiums for this policy is approximately $22,500 annually, and the total premiums advanced by the Company total approximately $81,000.

     The Company has adopted a separate "split dollar" insurance program for all officers other than Elliot S. Jaffe and certain other executives, including all of the other executive officers named in the foregoing tables, which provides for guaranteed levels of basic life insurance payable to each individual's designee, based on the individual's position within the Company, at no cost to the individual for the duration of the individual's term of employment. Pursuant to these policies, each executive officer named in the foregoing tables except Elliot S. Jaffe is entitled to $1 million of basic life insurance at no additional cost to them. In view of the enactment of the Sarbanes-Oxley Act of 2002, the Company has suspended making premium payments under this program.

                        RECEIPT OF SHAREHOLDER PROPOSALS


     Any proposals of shareholders that are intended to be presented at the Company's 2004 Annual Meeting of Shareholders, which is expected to be held in November 2004, must be received at the Company's principal executive offices no later than June 17, 2004, and must comply with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.


                                  OTHER MATTERS


     Management knows of no other business that will be presented for consideration at the Annual Meeting other than as is stated in the Notice of Meeting. If any other business should come before the meeting, it is intended that the proxies named in the enclosed form of proxy will have discretionary authority to vote all such proxies in the manner they shall decide.

     Solicitation may be made by mail, personal interviews, telephone and telegraph by regularly engaged officers and employees of the Company.

     Insofar as the information contained in this Proxy Statement rests peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by such persons.

     The Annual Report of the Company, including financial statements, for fiscal 2003 is included with this Proxy Statement.



BY ORDER OF THE BOARD OF DIRECTORS






                                                           ELLIOT S. JAFFE
                                                           Chairman of the Board




         The Company's Board of Directors requests that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful, and we appreciate your cooperation.

                                                              PROXY CARD- FRONT:

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901



This Proxy is Solicited on Behalf of The Board of Directors


The undersigned hereby appoints Elliot S. Jaffe and Burt Steinberg, and each or either of them, proxies for the undersigned with full power of substitution, to appear and vote all shares of common stock of the Company, which the undersigned would be entitled to vote if personally present, and otherwise with the same force and effect as the undersigned, at the Annual Meeting of Shareholders of the Company to be held at The Dress Barn Corporate Headquarters, 30 Dunnigan Drive, Suffern, New York, on Wednesday, November 19, 2003 at 2:00 P.M., and any adjournments thereof, upon the matters set forth in the Notice of such meeting and Proxy Statement, receipt of which is hereby acknowledged.


                  (Continued and to be signed on reverse side)

                                                               PROXY CARD- BACK:

Please mark your
votes as INDICATED
in this example

                                                    FOR              WITHHOLD
                                                all nominees        AUTHORITY
                                                   listed        to vote for all
                                             (except as marked   nominees listed
                                              to the contrary)
     ELECTION OF DIRECTORS

David R. Jaffe and John Usdan (3-year terms)


INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name here:



-----------------------------------------


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all nominees as Director.


In the discretion of the proxies, upon all other matters as may properly come before the meeting.






Signature(s):                                 Date:
             ---------------------------               -------------------------
                                                               2003

IMPORTANT: Please sign here exactly as your name is printed hereon. When signing as attorney, executor, administrator, trustee or guardian, please sign your full title as such. Each joint owner should sign. Only authorized officers should sign for a corporation. Please sign and send in your proxy promptly.